UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2014

PLYMOUTH INDUSTRIAL REIT, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-173048

Maryland	27-5466153
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

260 Franklin Street, Suite 1900, Boston, MA 02110	(617) 340-3814
(Address of principal executive offices)	(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-I2 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.I4d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definition Agreement

On October 28, 2014, Plymouth Industrial REIT, Inc. (the “Company”), its wholly-owned subsidiary, Plymouth Industrial OP, LP (the “Operating Partnership”), and the subsidiaries of the Operating Partnership have entered into a loan agreement (the “Loan Agreement”) with investment entities managed by Senator Investment Group LP. The Loan Agreement provides for secured loans in an aggregate amount up to $192 million, with an initial funding amount of approximately $104 million and $20 million of original issue discount. The Operating Partnership used the net proceeds of the initial funding to acquire 13 industrial properties in Chicago, Columbus and Memphis, to repay existing indebtedness, to pay fees and expenses and for working capital purposes.

The loans under the Loan Agreement bear interest at a current pay rate equal to 7% annum, coupled with payment-in-kind features with respect to the remaining interest at varying rates. The loans mature on April 28, 2015, subject to the Operating Partnership’s option to extend the maturity date to October 28, 2015, subject to certain conditions. The Company has the option to prepay the loans, subject to a make-whole premium in the event the loans are prepaid. The borrowings under the Loan Agreement are secured by first lien mortgages on all of the current and future real property owned by the Operating Partnership and its subsidiaries and pledges of equity interests in the Operating Partnership and its subsidiaries. The Operating Partnership’s obligations under the Loan Agreement are also guaranteed by the Company and all of the Operating Partnership’s wholly-owned subsidiaries.

The Loan Agreement contains customary representations and warranties, as well as affirmative and negative covenants. The negative covenants include restrictions on additional indebtedness, restrictions on liens, fundamental changes, dispositions, restricted payments, change in nature of business, transactions with affiliates and burdensome agreements. The Loan Agreement contains financial covenants that require the maintenance of a certain fixed charge coverage ratio and a minimum amount of net operating income. The Loan Agreement is subject to acceleration upon certain specified events of defaults, including breaches of representations or covenants, failure to pay other material indebtedness, failure to pay taxes or a change of control of the Company, as defined in the Loan Agreement. A copy of the Loan Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated hereby by reference as if fully set forth herein. The description of the Loan Agreement set forth above is qualified in its entirety by reference to the full text of the Loan Agreement filed herewith.

Item 2.03.	Certain of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K related to the Company’s entry into the Loan Agreement, is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Company has entered into employment agreements with Jeffrey E. Witherell, the Company’s Chief Executive Officer, Pendleton P. White, Jr., the Company’s President and Chief Investment Officer, and Daniel C. Wright, the Company’s Executive Vice President and Chief Financial Officer.

Under the employment agreements, Messrs. Witherell, White and Wright will receive initial annual base salaries in amounts of $300,000, to $250,000 and $200,000, respectively, which are subject to increase as the discretion of the compensation committee of the company’s Board of Directors. In addition, each of Messrs. Witherell, White and Wright will be eligible to receive an annual discretionary cash performance bonus targeted at 100% of the executive’s then-current annual base salary. The actual amount of any such bonuses will be determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by the Company’s compensation committee. In connection with entering into the employment agreements, in calendar year 2014 and each calendar year thereafter during the employment period, Messrs. Witherell, White and Wright will be eligible to receive equity awards pursuant to the Company’s 2014 Incentive Award Plan, in amounts to be determined by the Company’s compensation committee. Messrs. Witherell, White and Wright will also be eligible to participate in customary health, welfare and fringe benefit plans, and, subject to certain restrictions, healthcare benefits will be provided to them and their eligible dependents at the Company’s sole expense. Each of Messrs. Witherell, White and Wright will accrue four weeks of paid vacation per year.

Pursuant to the terms of the employment agreements, if Mr. Witherell’s, Mr. White’s or Mr. Wright’s employment is terminated by our company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or because our company elects not to renew the term of the employment agreement then, in addition to any accrued amounts, the executive will be entitled to receive the following:

•	An amount, payable over a 12-month period, equal to (i) three times with respect to Mr. Witherell and (ii) two times with respect to Messrs. White and Wright the sum of (a) the executive’s annual base salary then in effect, (b) the average annual bonus earned by the executive for the two prior fiscal years (substituting target bonus in the average for any fiscal year not yet completed if fewer than two fiscal years have been completed) and (c) the average value of any annual equity award(s) made to the executive during the prior two fiscal years (excluding the initial grant of restricted stock described above any award(s) granted pursuant to a multi-year, outperformance or long-term performance program and any other non-recurring awards), or if fewer than two years have elapsed, over such lesser number of years; and
•	accelerated vesting of all outstanding equity awards held by the executive as of the termination date; and company-paid continuation healthcare coverage for 18 months after the termination date.

The executive’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of our company. The employment agreements also contain customary confidentiality and non-solicitation provisions.

Upon a termination of employment by reason of death or disability, the executive or his estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date, in addition to any accrued amounts. In addition, upon a change in control of the Company (as defined in the 2014 Incentive Award Plan), Messrs. Witherell, White and Wright will be entitled to accelerated vesting of all outstanding equity awards held by such executive as of the date of the change in control. In addition, under the employment agreements, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

Copies of the employment agreements are filed as Exhibits 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated herein by reference as if fully set forth herein. The description of the employment agreements set forth above is qualified in its entirety by reference to the full text of the employment agreements filed herewith.

Items 8.01.	Other Events

On November 3, 2014, the Company issued a press release announcing the entry into the Loan Agreement. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Items 9.01	Financial Statements and Exhibits
(d)	Exhibits
	Exhibit No.	Exhibit
	10.1	Loan Agreement, dated as of October 28, 2014 by and among Plymouth Industrial REIT, Inc., Plymouth Industrial OP, LP, the Property Guarantors, and each lender party thereto
	10.2	Employment Agreement with Jeffrey E. Witherell
	10.3	Employment Agreement with Pendleton P. White, Jr.
	10.4	Employment Agreement with Daniel C. Wright
	99.1	Press Release, dated November 3, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2014

PLYMOUTH INDUSTRIAL REIT, INC.

By:      /s/ Jeffrey E. Witherell

Jeffrey E. Witherell

Chief Executive Officer